EXHIBIT 10.1

LITIGATION SUPPORT FINANCING AGREEMENT

This Agreement is made as of the 14th day of October, 2010 by and between DYVA Management AG, a company organized under the laws of Switzerland (“DYVA”) and NuRx Pharmaceuticals, Inc., a corporation organized under the laws of Nevada (“NuRx”) hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS,
NuRx is a plaintiff in a lawsuit filed in the Court of Chancery of the State of Delaware styled NuRx Pharmaceuticals, Inc, v. William H. Fleming and QN Diagnostics, LLC, C.A. No. 5755-VCP (the “Delaware Action”); and

WHEREAS,
DYVA has agreed to fund the cost of all or part of the Delaware Action and the Other Litigation (defined below) in exchange for the issuance by NuRx of a convertible promissory note and warrants for the issuance of common stock by NuRx; and

WHEREAS,	the Parties seek to define their rights, powers and obligations with respect to the litigation costs and other matters associated with the Delaware Action and the Other Litigation (as defined below).

AGREEMENTS

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.
Litigation Funding. The Parties agree as follows with respect to the funding of the Delaware Action and any other litigation (“Other Litigation”) undertaken to enforce or protect NuRx’s rights with respect to QN Diagnostics LLC (the “Joint Venture”), a joint venture undertaken by NuRx with QuantRx Biomedical Corporation.  For avoidance of doubt, funding of the Delaware Action and any Other Litigation shall include all legal fees, expenses and advances incurred by any counsel of record with respect to the Delaware Action or Other Litigation, the cost of any experts retained by or on behalf of NuRx with respect to the Delaware Action or any Other Litigation up to an amount that shall not cause the Advances (as defined in Section 4(a)(i)) to exceed One Million Dollars ($1,000,000) but shall not include the cost of any judgment against, or sanctions imposed upon, NuRx.

a.
Initial Funding.  The initial financing of the Delaware Action shall consist of a payment of $75,000 the (“Initial Funding”) to counsel of record in the Delaware Action (the “Law Firm”), which is currently Smith, Katzenstein & Furlow, LLP.  DYVA and NuRx shall each advance $37,500 with respect to the Initial Funding.

b.	Additional Funding.

i.
DYVA shall, at the request of NuRx, advance additional funds to the Law Firm (each such advance an “Additional Funding”) in the amount requested by NuRx within five business days of receipt of the request.

ii.
DYVA shall provide Additional Funding to counsel of record with respect to any Other Litigation, provided, however, that DYVA has given its written consent that such Other Litigation shall be subject to the terms of this Agreement.

iii.
DYVA shall have the right to cease advancing Additional Funding in connection with the Delaware Action or any Other Litigation in the event it in good faith disagrees with the litigation strategy or actions approved by NuRx in connection with such law suits.

2.	Control of Litigation; Appointment of Litigation Manager.

a.
Control of Litigation.  NuRx shall control the litigation in its sole and absolute discretion and shall be solely responsible for all information submitted to any court with respect to the Delaware Action or any Other Litigation.

b.
Appointment of Litigation Manager.  Notwithstanding Section 2(a), DYVA is irrevocably appointed as the litigation manager with respect to the Delaware Action and any Other Litigation subject to financing under this Agreement (the “Litigation Manager”), provided, however, that DYVA shall cease to be Litigation Manager in the event it elects to cease providing Additional Funding pursuant to Section 1(b)(iii).  NuRx agrees that it shall consult with DYVA on each material decision with respect to the Delaware Action and the Other Litigation.

3.
Commitment Fee/Litigation Management Fee/Risk Premium.  In connection with the transactions contemplated herein, NuRx shall pay DYVA the following fees, which in each case shall be added to the principal balance of the Convertible Note (as defined in Section 4(a) below):

a.
Commitment Fee.  In exchange for DYVA’s agreement to pay its share of the Initial Funding and all of the Additional Fundings, NuRx agrees to pay DYVA a one-time commitment fee in the amount of $25,000 (the “Commitment Fee”).

b.
Litigation Management Fee.  NuRx agrees to pay DYVA a litigation management fee (the “Litigation Management Fee”) in the amount of (1) $25,000, which is immediately due and payable, and (2) $4,000 per month to be paid each month commencing on June 30, 2010, and on the 30th day of each month thereafter (or, in the case of February, the 28th day) and ending upon the earlier of the settlement or entry of a final judgment in the Delaware Action and any Other Litigation.

c.
Risk Premium.  NuRx shall pay DYVA a risk premium equal to 25% of DYVA’s share of the Initial Funding and 50% of each Additional Funding made by DYVA (the “Risk Premium”).  The Risk Premium shall be due and payable on each date that DYVA pays the Initial Funding and each Additional Funding.

4.	Issuance of Convertible Note and Warrant.

a.
In consideration for the financing of the Delaware Action and the Other Litigation, NuRx agrees to issue to DYVA a convertible promissory note (the “Convertible Note”) in the form attached as Exhibit A.

i.
The principal amount of the Convertible Note (the “Principal”) shall be comprised of Dvya’s share of the Initial Funding, each Additional Funding made by DYVA, any accrued but unpaid Commitment Fee, any accrued but unpaid Litigation Management Fee and any accrued but unpaid Risk Premium (each an “Advance” and collectively, the “Advances”), which total Advances shall not exceed One Million Dollars ($1,000,000).

ii.
DYVA’s obligation to pay an Additional Funding shall terminate and NuRx shall repay to DYVA the outstanding Principal and all accrued unpaid Interest under the Convertible Note on the earliest to occur of the following events (the “Maturity Date”): (i) the date upon which NuRx in its sole and absolute discretion closes on the sale of NuRx securities which results in NuRx receiving gross proceeds in excess of One Million Dollars ($1,000,000) with serial issues or staged payments aggregated (an “Institutional Placement”), subject to DYVA’s right to exercise its conversion rights under the Convertible Note in connection with such Institutional Placement; or (ii) the later to occur of (A) three years from the date that the Convertible Note issued, (B) the settlement of the Delaware Action and any and all Other Litigation, or (C) the entry of a final judgment in the Delaware Action and any and all Other Litigation.

iii.
NuRx shall pay interest on the outstanding Principal of the Convertible Note from the date of each Advance until paid in full at a rate equal to the lesser of twelve percent (12%) per annum or the maximum rate permissible under applicable law, due and payable on the Maturity Date (the “Interest”).

iv.	The Convertible Note shall be executed and delivered to DYVA contemporaneously with NuRx’s execution and delivery of this Agreement.

b.
In additional consideration for the financing of the Delaware Action and the Other Litigation, NuRx agrees to issue to DYVA, on the Maturity Date of the Convertible Note, warrants in the form attached as Exhibit B (the “Warrant”) for the purchase of common stock of NuRx at Ten Cents (.10¢) per share with warrant coverage equal to 100% of the highest Principal amount of the Convertible Note.  The Warrant shall have an exercise period of seven years from the date of issuance of the Warrant.

5.	Representations and Warranties of NuRx. NuRx represents and warrants to DYVA as follows:

a.
Due Incorporation, Qualification, etc. NuRx is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. NuRx (i) has the power and authority to own or lease its properties and to carry on its business as now conducted, and (ii) is duly qualified, licensed to do business and in good standing under the laws of Nevada and as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of NuRx.

b.
Authority. The execution, delivery and performance by NuRx of this Agreement, the Convertible Note, the Warrant and the NuRx Guarantee, and the consummation of the transactions contemplated thereby (i) are within the power of NuRx and (ii) have been duly authorized by all necessary corporate or company action on the part of NuRx.

c.
Enforceability. Each of this Agreement, the Convertible Note, the Warrant and the NuRx Guarantee, has been, or will be, duly executed and delivered by NuRx and constitutes, or will constitute, a legal, valid and binding obligation of NuRx, enforceable against NuRx in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

d.
Non-Contravention. The execution and delivery by NuRx of this Agreement, the Convertible Note, the Warrant and the NuRx Guarantee and the performance and consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate NuRx’s certificate of incorporation or bylaws (collectively, the “Organizational Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to NuRx; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person or entity to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which NuRx is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of NuRx or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to NuRx, its business or operations, or any of its assets or properties.

e.
Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the stockholders of any person or entity) is required in connection with the execution and delivery of this Agreement, the Convertible Note, the Warrant or the NuRx Guarantee by NuRx and the performance and consummation of the transactions contemplated by any of such documents.

f.
No Violation or Default. NuRx is in not violation of or in default with respect to: (i) its Organizational Documents (in each case as currently in effect) or any material judgment, order, writ, decree, statute, rule or regulation applicable to NuRx; (ii) any material mortgage, indenture, agreement, instrument or contract to which NuRx is a party or by which it is bound; or (iii) any federal, state, local or foreign law, ordinance or regulation or other requirement of any governmental or regulatory body, court or arbitrator applicable to the business of NuRx (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

g.
Capitalization. The authorized capital stock of NuRx consists solely of 1,800,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding, of which 1,000,000 shares have been designated as Series A Preferred Stock, 500,000 of which have been designated as Series B Preferred Stock and 300,000 of which have been designated as Series C Preferred Stock, and 150,000,000 shares of common stock, par value $0.001 per share, of which, after giving effect to the transactions contemplated by this Agreement (i.e., the issuance of the Convertible Note and the Warrant) (i) 23,444,234 shares will be issued and outstanding; (ii) no shares are held in treasury; (iii) 5,625,560 shares are reserved for issuance upon the exercise of options and warrants outstanding (other than shares reserved for issuance in connection with conversion of the Convertible Note or upon exercise of the Warrant) (the “Option and Warrant Shares”); (iv) 10,000,000 shares are reserved for issuance upon the conversion of the principal amount and interest accrued on the Convertible Note, (the “Conversion Shares”); and (v) 10,000,000 shares are reserved for issuance upon the exercise of the Warrant (the “Warrant Shares”). All of the issued and outstanding shares of common stock have been duly authorized and are validly issued, fully paid and nonassessable.  Except as set forth in this Agreement (including the Convertible Note and the Warrant), and except for options and warrants relating to the Option and Warrant Shares and for the Convertible Note relating to the Conversion Shares, and the Warrant relating to the Warrant Shares, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of NuRx, or any other written agreements of NuRx to issue any such securities or rights.

h.
Absence of Undisclosed Liabilities and Obligations. NuRx has no liability or obligation, either accrued, absolute, direct, or to NuRx’s knowledge, contingent or indirect, or otherwise, whether as principal, agent, partner, co-venturer, guarantor or in any capacity whatsoever other than (i) obligations and liabilities that are not individually or in the aggregate material, (ii) obligations under contracts made in the ordinary course of business, and (iii) obligations and liabilities described in the periodic reports NuRx has filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

i.
Disclosure. All information furnished to DYVA by or on behalf of NuRx in connection with the transactions contemplated by this agreement or any related document, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading. There is no fact of which NuRx is aware that has not been disclosed to DYVA and that is or could reasonably be expected to be material and adverse to the properties, business, or condition (financial or otherwise) of NuRx.

6.	Representations and Warranties of DYVA. DYVA represents and warrants to NuRx as follows:

a.
Binding Obligation. DYVA has full legal capacity, power and authority to execute and deliver this Agreement and to perform DYVA’s obligations hereunder. This Agreement is a valid and binding obligation of DYVA, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

b.
Securities Law Compliance. DYVA has been advised that the Conversion Shares and Warrant Shares have not been registered under the Securities Act, or any state securities laws, and therefore cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. DYVA is aware that NuRx is under no obligation to effect any such registration with respect to the securities or to file for or comply with any exemption from registration. DYVA is purchasing the securities for DYVA’s own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. DYVA has such knowledge and experience in financial and business matters that DYVA is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. DYVA is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

7.	Guarantees.

a.
NuRx Guarantee.  Upon the execution and delivery of this Agreement, NuRx shall issue to DYVA a guarantee in the form attached as Exhibit C with respect to its obligations under this Agreement, the Convertible Note and the Warrant (the “NuRx Guarantee”).

b.
Joint Venture Guarantee.  Upon gaining control of the board of the Joint Venture, NuRx shall cause the Joint Venture to issue a guarantee in the form attached as Exhibit D with respect to the obligations of NuRx under this Agreement, the Convertible Note and the Warrant (the “Joint Venture Guarantee”).

8.	Covenants.

a.	Sale of Joint Venture Interest. Prior to the issuance of the Joint Venture Guarantee, NuRx shall not sell, or enter into any agreement for the sale of its ownership interest in, the Joint Venture.

b.	Institutional Placement. In the event of an Institutional Placement, NuRx shall pay in full all of the Principal and accrued but unpaid Interest under the Convertible Note.

c.
Reservation of Common Shares.  NuRx shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Convertible Note and exercise or conversion of the Warrant, all such shares of common stock as from time to time would be issuable upon the conversion of the Convertible Note and exercise or conversion of the Warrant.  NuRx will not avoid or seek to avoid the observance or performance of any of the terms of the Convertible Note or the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of DYVA.  In addition, NuRx shall promptly take all commercially reasonable action as may from time to time be required  to permit the Purchaser to convert the Convertible Note and exercise or convert the Warrant and to duly and effectively issue shares of common stock pursuant thereto.

d.
Notice of Issuance of Securities. NuRx shall not issue any securities from the date of this Agreement until the conversion of the Convertible Note, in its entirety, and the exercise or conversion of the Warrant, in its entirety, without providing ten business days’ prior written notice to DYVA; provided that, NuRx shall not be required to provide any such notice in connection with (i) any issuance of securities pursuant to the exercise or conversion of any securities outstanding as of the date of this Agreement or (ii) the issuance of any shares of common stock, or options or other rights to purchase or acquire shares of common stock, or the issuance of any other securities, to directors, employees, consultants or advisors to NuRx, pursuant to a formal plan duly adopted by the board of directors of NuRx.

9.	Miscellaneous.

a.	Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of NuRx and DYVA.

b.
Entire Agreement.  This Agreement, together with the Convertible Note, the Warrant, the NuRx Guarantee and the Joint Venture Guarantee, constitutes and contains the entire agreement among NuRx and DYVA and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  Each of the Parties acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the Party to execute or authorize the execution of this Agreement, and acknowledges that the Party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein.

c.
Third Parties.  Nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person or entity other than the Parties hereto any rights or remedies under or by reason of this Agreement.

d.	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

e.	Survival. The representations, warranties, covenants and agreements in this Agreement shall survive the execution and delivery of this Agreement.

f.	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows:

i.	If to DYVA, to:

DYVA Management AG
Bahnhofstrasse 10
P.O. Box 324
CH-6301
Zug/Switzerland
Attention:  Emanuel Kunz
Telephone:  41 41 727 10 36
Facsimile:   41 41 727 10 41

ii.	If to NuRx, to:

NuRx Pharmaceuticals, Inc.
c/o ProElite, Inc.
12121 Wilshire Blvd.
Suite 1001
Los Angeles, CA 90025
Attention:  Steven D. Gershick, CFO
Telephone: (949) 336-7111
Facsimile:  (818) 474-7207

With a copy to:

K&L Gates LLP
1900 Main Street, Suite 600
Irvine, CA 92614-7319
Attention:  Michael A. Hedge, Esq.
Telephone:  (949) 623-3519
Facsimile:   (949) 253-0902

All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

g.
Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

h.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

i.
No Presumption Against the Drafter.  Each of the Parties participated in the drafting of this Agreement and the interpretation of any ambiguity contained in this Agreement will not be affected by the claim that a particular party drafted any provision hereof.

j.
Counterparts.  This Agreement may be executed in any number of counterparts (including by way of electronic transmission), each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

k.
U.S. Currency. All payments required to be made pursuant to this Agreement  shall be payable only in United States Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than United States Dollars, or any other realization in such other currency, whether as proceeds of set-off, distributions or otherwise, except to the extent that such tender, recovery or realization shall result in the effective receipt by the Person to whom such payment was owed of the full amount of United States Dollars due and payable hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

NuRx PHARMACEUTICALS, INC., a
Nevada corporation

By:	/S/ Harin Padma-Nathan	(SEAL)
Name: Harin Padma-Nathan
Title: CEO

DYVA MANAGEMENT AG, a company
organized under the laws of Switzerland

By:	/S/ Emanuel Kunz	(SEAL)
Name: Emanuel Kunz
Title: General Counsel